 Exhibit 3-3

To the Board of Directors of
Assured Equities IV Corporation

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in the Form 10 Registration Statement of our report dated June 29, 2009 with respect to our audit of the financial statements of Assured Equities IV Corporation, as of May 31, 2009 and for the period from inception (May 12, 2009) to May 31, 2009.

s/sM&K CPAS, PLLC

www.mkacpas.com
Houston, Texas

September 22, 2009